Springleaf Holdings, Inc.
Executive Severance Plan
Section 1. Purpose of the Plan
The purpose of the Springleaf Holdings, Inc. Executive Severance Plan (the “Plan”) is to make available to Eligible Executives certain severance benefits in the event such executive’s employment with the Company or a Subsidiary is terminated under the circumstances, and subject to the conditions, set forth below. The Plan is intended to be a top-hat “welfare benefit plan” under Section 3(1) of ERISA, and a “severance pay plan” within the scope of Department of Labor Regulation Section 2510.3-2(b). The Plan is intended to, and shall be interpreted to, comply in all respects with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder.
Section 2. Definitions

(a)
“Administrator” shall mean the individual(s) or the committee designated by the Committee to administer the Plan as provided herein. Unless otherwise determined by the Committee, the Administrator shall be the Senior Vice President of Human Resources of the Company.

(b)	“Affiliate” means any entity that directly or indirectly controls or is controlled by or under common control with the Company.

(c)	“Annual Base Salary” shall mean a Participant’s annual rate of base salary.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)
“Cause” means, for purposes of the Plan, the meaning assigned to such term (or similar term) in any individual employment agreement with a Participant or, if no such agreement exists, or if such agreement does not define “Cause” or similar term, “Cause” as defined in the Springleaf Holdings, Inc. 2013 Omnibus Incentive Plan or any successor plan thereto.

(f)	“Change of Control” means a change of control of the Company as defined in the Springleaf Holdings, Inc. 2013 Omnibus Incentive Plan or any successor plan thereto.

(g)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations promulgated thereunder, as amended from time to time.

(h)	“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended from time to time.

(i)	“Committee” means, unless otherwise determined by the Board, the Compensation Committee of the Board.

(j)	“Company” means Springleaf Holdings, Inc., and its successors and assigns and any company which acquires substantially all of its assets.

(k)	“Company Group” means the Company and any of its Subsidiaries.

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(l)
“Confidentiality and Non-Solicitation Agreement” means the Confidentiality and Non-Solicitation Policy/Agreement, as may be amended from time to time, that a Participant executed in connection with his or her employment with the Company or a Subsidiary.

(m)	“Date of Termination” shall be the date specified in the Notice of Termination that represents the final day of a Participant’s service to the Company or a Subsidiary.

(n)	“Effective Date” shall mean March 16, 2015.

(o)	“Eligible Executive” shall mean an officer of the Company or a Subsidiary who is designated by the Committee to participate in the Plan.

(p)	“Employment Period” shall mean the period of a Participant’s employment with the Company or a Subsidiary, including and subsequent to the Participant’s date of hire and the Date of Termination.

(q)	“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder, as amended from time to time.

(r)
“Good Reason” means, for purposes of the Plan, the meaning assigned to such term (or a similar term) in any individual employment agreement with a Participant or, if no such agreement exists or if such agreement does not define “Good Reason” (or a similar term), the occurrence of any of the following events without the Participant’s written consent:

i.	material diminution or reduction of the Participant’s authority, duties or responsibilities;

ii.	the Company’s or Subsidiary’s relocation of the Participant’s principal work location to a location that is more than fifty (50) miles from the Participant’s then current principal work location;

iii.
material reduction of the Participant’s Annual Base Salary or the Participant’s target incentive compensation opportunity, exclusive of any across the board reduction similarly affecting all or substantially all similarly-situated employees;

iv.
material reduction in the aggregate level of welfare benefits and perquisites made available to the Participant, exclusive of any across the board reduction similarly affecting all or substantially all similarly-situated employees; or

v.	material breach by the Company or a Subsidiary of any binding obligation to the Participant relating to a material term of the Participant’s employment.
Notwithstanding the foregoing, no termination of employment by the Participant shall constitute Good Reason unless:

1)
the Participant has given written notice of the proposed termination due to Good Reason to the Company, and provides the Company with reasonable details of the circumstances giving rise to the Good Reason event, not later than ninety (90) days following the initial occurrence of such event;

2)	the Company fails to cure the Good Reason event within thirty (30) days of receiving written notice from the Participant; and

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3)	the Participant terminates his or her employment within thirty (30) days after the conclusion of the cure period.

(s)	“Notice of Termination” shall mean written notice by the Company or a Subsidiary or by the Participant to the other party hereto which:

i.	provides notification of intent to terminate the employment relationship;

ii.	sets forth in reasonable detail the reasons for a Qualifying Termination of the Participant’s employment; and
iii. specifies the Date of Termination.

(t)	“Participant” shall mean an Eligible Executive who fulfills the requirements for participating in the Plan, as provided in Section 4 of the Plan.

(u)	“Qualifying Termination” shall mean only such termination of employment from the Company or a Subsidiary when a Participant:

i.	is terminated by the Company or a Subsidiary without Cause; or

ii.	terminates employment with Good Reason on or before the twelve (12) month anniversary of a Change of Control.

(v)
“Severance Agreement” shall mean the document containing the terms and conditions of the Severance Benefit, including restrictive covenants and a general release of claims, substantially in the form set forth on Appendix A.

(w)	“Severance Benefit” shall mean consideration provided to a Participant pursuant to Section 6(a) or Section 6(b) of the Plan (as applicable).

(x)	“Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
Section 3. Administration

(a)
The Plan shall be administered by the Administrator. Subject to the express provisions of the Plan, the Administrator shall have the authority to determine the terms and conditions of the Severance Benefit hereunder, including, without limitation, (i) the Participants to whom, and the time or times at which the Severance Benefit is provided; (ii) the amount and form of a Participant’s Severance Benefit; and (iii) to correct any defects, supply any omission or reconcile any inconsistency in any Severance Benefit, the Plan and any documents related to the Severance Benefit.

(b)
Subject to the express provisions of the Plan, the Administrator shall have authority to interpret and construe the Plan, to prescribe, amend and rescind rules, procedures and regulations relating to it and to make all other determinations (including legal and factual) deemed necessary or advisable for the administration of the Plan. All determinations and decisions of the Administrator, the Committee, the Board and any delegatee of the Administrator pursuant to its authority under the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

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(c)
The Administrator, the Board or the Committee may appoint agents, officers or employees of the Company or a Subsidiary to assist in administering the Plan. The Administrator, the Board and the Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company or a Subsidiary, the Company’s independent auditors, consultants, attorneys or any other agent assisting in the administration of the Plan. The Administrator, the Board and the Committee and each member thereof, and any officer or employee of the Company or a Subsidiary acting at their direction or on their behalf shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall be fully indemnified and protected by the Company with respect to any such action or determination to the maximum extent permitted by the terms of the Company’s by-laws and applicable law.

Section 4. Eligibility
Subject to the terms and conditions of the Plan, the Company will provide the Severance Benefit to a Participant who incurs a Qualifying Termination. Notwithstanding any other provision of the Plan to the contrary, nothing in the Plan shall be construed to require the Company to pay any Severance Benefit under the Plan to a Participant who terminates employment with the Company or a Subsidiary under any circumstances that do not constitute a Qualifying Termination or otherwise comply with the terms and conditions of the Plan.
Section 5. Obligations of the Company
If, during the Employment Period, the Company or a Subsidiary shall terminate a Participant’s employment or a Participant shall terminate employment with the Company or a Subsidiary, the Company shall provide the Participant (or his or her estate) with the following:

(i)	a lump sum cash payment equal to the sum of the Participant’s earned but unpaid Annual Base Salary and accrued but unused vacation time accrued through the Date of Termination;

(ii)
reimbursement for any unpaid expenses reasonably incurred by the Participant during the Employment Period, in furtherance of the Participant’s duties to the Company or a Subsidiary, in accordance with Company business expense policy prior to the Date of Termination;

(iii)	vested and accrued benefits, if any, to which the Participant may be entitled under the Company’s or a Subsidiary’s employee benefit plans as of the Date of Termination; and

(iv)
any award under the Springleaf Holdings, Inc. 2013 Omnibus Incentive Plan that the Participant (or his or her estate) is entitled to retain under the terms of such plan or the award documents under which such awards were granted.

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Section 6. Severance Benefit

(a)
Qualifying Termination Prior to a Change of Control. In the event of a Qualifying Termination without Cause prior to a Change of Control, subject to the Participant’s satisfaction of Section 7(b) of the Plan, and provided that the Participant is in continued compliance with the terms and conditions of the Plan or any other agreement between the Participant and the Company or a Subsidiary or to which the Participant is a party (including the Severance Agreement) or any other ongoing obligation to which the Participant is subject as of the Date of Termination:

i.
continuation of the Participant’s then-current Annual Base Salary for the twelve (12) month period following the Date of Termination, to be paid in substantially equal installments in accordance with the regular payroll practices of the Company or a Subsidiary, commencing on the first payroll date following the Date of Termination, but with the first actual payment to be made on the sixtieth (60th) day following the Date of Termination, which payment shall consist of all amounts otherwise payable to the Participant pursuant to this clause (a) between the Date of Termination and the sixtieth (60th) day following the Date of Termination; and

ii.
a lump cash sum payment in an amount equal to twelve (12) months of premiums for COBRA continuation coverage for the Participant and his or her eligible dependents (as applicable) at the rates then in effect on the Date of Termination.

(b)
Qualifying Termination on or After a Change of Control. In the event of a Qualifying Termination without Cause or for Good Reason on or before the twelve (12) month anniversary of a Change of Control, subject to the Participant’s satisfaction of Section 7(b) of the Plan, and provided that the Participant is in continued compliance with the terms and conditions of the Plan or any other agreement between the Participant and the Company or a Subsidiary or to which the Participant is a party (including the Severance Agreement) or any other ongoing obligation to which the Participant is subject as of the Date of Termination:

i.
continuation of the Participant’s then-current Annual Base Salary for the twelve (12) month period following the Date of Termination, to be paid in substantially equal installments in accordance with the regular payroll practices of the Company or a Subsidiary, commencing on the first payroll date following the Date of Termination, but with the first actual payment to be made on the sixtieth (60th) day following the Date of Termination, which payment shall consist of all amounts otherwise payable to the Participant pursuant to this clause (b) between the Date of Termination and the sixtieth (60th) day following the Date of Termination; and

ii.	a lump cash sum payment in an amount equal to twelve (12) months of premiums for COBRA continuation coverage for the Participant and his or

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her eligible dependents (as applicable) at the rates then in effect on the Date of Termination.
Section 7. Protective Covenants and Severance Agreement

(a)
Confidentiality and Non-Solicitation Agreement. A Participant shall remain subject to his or her individual Confidentiality and Non-Solicitation Agreement following the Date of Termination and the terms and conditions of the agreement shall remain in full force and effect.

(b)
Severance Agreement. Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving the Severance Benefit, a Participant must execute a Severance Agreement including a general waiver and release of all claims that the Participant may have against the Company Group and their respective officers, directors, employees and agents along with non-competition and intellectual property protections substantially in the form set forth on Appendix A. Payment of the Severance Benefit shall be conditioned upon the execution, delivery and nonrevocation (within any applicable revocation period) of the Severance Agreement within fifty-five (55) days following the Date of Termination

(c)
Violation of Agreements. If the Administrator determines that a Participant has failed to comply or is in violation of the Severance Agreement, the Confidentiality and Non-Solicitation Agreement or any other agreement between the Participant and the Company or a Subsidiary or to which the Participant is a party, all remaining Severance Benefit obligations of the Company or a Subsidiary under the Plan shall immediately cease.

Section 8. Claims Procedures and Appeals
(a)            Procedure for Granting or Denying Claims. A Participant, or his or her duly authorized representative (a “claimant”), may file a claim for payment of benefits under the Plan. Such a claim must be made in writing and be delivered to the Administrator, in person or by mail, postage paid. Within ninety (90) days after receipt of such claim, the Administrator shall notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial ninety (90) day period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial ninety (90) day period. The Administrator shall have full discretion to deny or grant a claim in whole or in part.
(b)        Requirement for Notice of Claim Denial. The Administrator shall provide to every claimant who is denied a claim for benefits a written or electronic notice setting forth in a manner calculated to be understood by the claimant:
(i)    The specific reason or reasons for the denial;
(ii)        Specific reference to pertinent Plan provisions on which the denial is based;

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(iii)         A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and
(iv)        An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(c)    Right to Appeal and Request Hearing on Claim Denial. Within sixty (60) days after receipt by the claimant of written or electronic notification of the denial (in whole or in part) of his or her claim, the claimant or his or her duly authorized representative (including, but not limited to, his or her counsel) may make a written application to the Administrator, in person or by certified mail, postage prepaid, to be afforded a full and fair review of such denial. The claimant or his or her duly authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits. Moreover, the claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The request for a review may include a request for a hearing; provided only the claimant and the Administrator may be present at any hearing granted by the Administrator.

(d)    Disposition of Disputed Claims. Upon receipt of a request for review, the Administrator shall make a decision on the claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be made not later than sixty (60) days after the Administrator’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial sixty (60) day period.

The Administrator shall provide the claimant with written or electronic notification of the Plan’s determination on review. In the case of an adverse determination, the notification shall set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the decision as well as specific references to the Plan provisions on which the decision was based. The decision shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Moreover, the decision shall contain a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

(e)    Bar to Legal Action. No legal action may be commenced or maintained against the Plan prior to the claimant’s exhaustion of the claims procedures set forth in this Section 7. In addition, no legal action may be commenced against the Plan more than

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ninety (90) days after the Administrator’s decision on review pursuant to Section 8(d) of the Plan.

(f)    Named Fiduciary. The Administrator shall be the Named Fiduciary of the Plan for purposes of ERISA Section 402(a)(1).
Section 9. Transferability
A Participant’s Severance Benefit under the Plan shall not be subject to the claims of creditors of the Participant and may not be assigned, alienated, transferred or encumbered in any way by a Participant prior to the payment thereof.
Section 10. Termination or Amendment
The Board and the Committee each reserves the right at any time to amend, modify, suspend or terminate the Plan in any respect at any time without the consent of Participants; provided, however, no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant shall be effective without the written consent of such Participant for a period of twelve (12) months following the Change of Control if adopted after a Change of Control or in anticipation of a Change of Control, nor shall any amendment, modification, suspension or termination of the Plan adopted after a Change of Control or in anticipation of a Change of Control affect the right of any Participant to payments or benefits to be paid or provided due to events that occur prior to the twelve (12) month anniversary of the Change in Control. Any action of the Board or the Committee may be taken without the approval of the Company’s stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation.
Section 11. Severability
The Plan is intended to comply in all aspects with applicable law and regulations. In case any one or more of the provisions of the Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permitted by applicable law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to be construed in compliance with all applicable laws, so as to foster the intent of the Plan.
Section 12. Unfunded Status
Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company or a Subsidiary and any Participant, legal representative or any other person. To the extent that a person acquires a right to receive any payments or benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary. All payments or benefits to be made hereunder shall be provided from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure provision of payment or benefits except as expressly set forth in the Plan.

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Section 13. Confer No Other Rights
The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company or any of its Subsidiaries or Affiliates, except as expressly provided in the Plan.
Section 14. No Right to Employment
Nothing in the Plan shall alter or modify the at-will nature of an Eligible Executive’s employment with the Company or a Subsidiary. The Plan or the designation of an Eligible Executive as a Participant does not constitute a contract or an agreement for employment on any specific terms between the Company or a Subsidiary and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Company or a Subsidiary.
Section 15. Other Plans
Nothing contained in the Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may benefit Participants and may be either generally applicable or applicable only in specific cases. All other compensation and benefits shall be subject to the terms and conditions of the applicable Company or a Subsidiary compensation or benefit plan, program, or agreement. Payments under the Plan shall not be considered compensation for purposes of any other compensation or benefit plan, program, or agreement unless expressly provided under such compensation or benefit plan, program, or agreement.
Section 16. Offsets for Other Severance Arrangements
The Severance Benefit shall be reduced (but not below zero) by any payments or benefits to which a Participant may be entitled to receive under or in respect of any of the following: (i) any pay in lieu of notice under a Participant’s contract of employment; (ii) any damages for breach of a Participant’s employment contract calculated by reference to any period of notice required to be given to terminate a Participant’s employment contract which was not given in full, or (iii) any contract, agreement, plan, program, practice or arrangement which provides for severance payments or benefits upon a Participant’s termination of employment with the Company or a Subsidiary.
Section 17. Limitation on Payments.
In the event that the severance payments and other benefits provided for in the Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Code Section 280G, and (ii) but for this Section 17, would be subject to the excise tax imposed by Code Section 4999, then a Participant’s Severance Benefit will be either:
(a) delivered in full; or
(b) delivered as to such lesser extent which would result in no portion of the Severance Benefit being subject to excise tax under Code Section 4999,

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whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Severance Benefit may be taxable under Code Section 4999.
In the case of a reduction in the severance payments and other benefits described in the preceding paragraph, the severance payments and other benefits will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.
Unless the Company and a Participant otherwise agree in writing, any determination required under this Section 17 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 17, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and a Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 17.
Section 18. Successors
All obligations of the Company under the Plan with respect to payments and benefits hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
Section 19. Arbitration
Except as provided under Section 8 of the Plan, any dispute, controversy, claim interpretation or enforcement relating to the Plan or any breach of the terms and conditions of the Plan will be resolved through mediation and arbitration in accordance with the terms of the Springleaf Finance Employee Dispute Resolution Program as in effect at the time of the dispute.

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Section 20. Governing Law; Venue
(a)     The Plan is subject to ERISA, but it is intended to qualify as a plan maintained for the purpose of providing benefits to a select group of management or highly compensated employees. To the extent not superseded by ERISA, the Plan and all determinations made and actions taken thereunder shall be subject to, construed and administered in accordance with the laws of the State of Indiana and construed accordingly.
(b)     Subject to the terms of Section 19 above, any and all suits, actions or proceedings relating to the Plan (“Proceedings” and, individually, a “Proceeding”) shall be maintained in either the courts of the State of Indiana or the federal District Courts sitting in Evansville, Indiana (collectively, the “Chosen Courts”) and the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and any such Proceedings shall only be brought in the Chosen Courts.
Section 21. Section 409A.
(a)     Payments and benefits payable under the Plan are intended to either be exempt from or comply with Code Section 409A to the extent subject thereto, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under the Plan on account of a Participant’s termination of employment constitute a deferral of compensation subject to Code Section 409A. A Participant shall not be considered to have terminated employment until the Participant has incurred a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h).
(b) Each payment or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Code Section 409A.
(c) Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent any Severance Benefit constitutes a “deferral of compensation” subject to Code Section 409A and the Participant is a “specified employee” within the meaning of Code Section 409A at the time of his or her separation from service, any payments or benefits that would otherwise be payable under the Plan during the six (6) month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
(d)     To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to a Participant under the Plan shall be paid to the Participant on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Participant) during one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year and the right to reimbursement of in-kind benefits provided under the Plan shall not be subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment made in accordance with the provisions of the Plan. A Participant shall be solely liable for any taxes, penalties or interest that may be imposed pursuant to Code

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Section 409A or under any other similar provision of state tax law, including but not limited to, damages for failing to comply with Code Section 409A and/or any other similar provision of state tax law.
Section 22. Effective Date and Term
The Plan is effective as of the Effective Date and shall supersede any prior plan, program or policy under which the Company or any Subsidiary provided severance benefits prior to the Effective Date. The Plan shall continue until terminated pursuant to the provisions set forth herein.

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APPENDIX A

[FORM OF SEVERANCE AGREEMENT]

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APPENDIX A

Severance Agreement & General Release

This Severance Agreement and General Release (the “Agreement”) is made as of this _____ day of _______________, 20___, by and between [Springleaf Holdings, Inc.] and Employer Name (collectively “Company”), and __________________ (“Employee”). Capitalized terms used, but not defined herein, have the meanings assigned to them in the Springleaf Holdings, Inc. Executive Severance Plan (the “Plan”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:
1.Termination of Employment. Employee’s employment by the Company shall cease in all capacities on [DATE] (the “Date of Termination”). Employee acknowledges that Employee was paid [his/her] final wages and any accrued unused vacation pay on the Date of Termination. Employee resigns from all positions, offices, and directorships with the Company Group, effective as of the Date of Termination.

2.Severance. Subject to the terms of the Plan and this Agreement, in consideration of the covenants and the waiver and release of claims set forth herein, and provided that Employee does not revoke this Agreement during the “Revocation Period” (as defined below), the Company shall provide Employee with the Severance Benefits set forth in [Section 6(a)/Section 6(b)] of the Plan.

3.No Other Compensation or Benefits. Except as otherwise specifically provided in paragraph 2 of this Agreement, or as required by applicable law, on or after the Date of Termination, Employee shall not be entitled to any compensation or benefits or to participate in any past, present, or future Company Group employee benefit program or arrangement (including, without limitation, any severance plan or arrangement). Further, by signing this Agreement, Employee acknowledges and confirms that [he/she] has (i) received all compensation due as a result of services performed for the Company with receipt of [his/her] final paycheck; (ii) reported to the Company any and all work-related injuries incurred during employment with the Company; and (iii) been properly provided any leave of absence because of [his/her] or a family member’s health condition and has not been subjected to any improper treatment, conduct, or actions due to a request for taking such leave.

4.Return of Property. As of the Date of Termination, Employee will return to the Company all property of the Company Group, including, but not limited to, identification cards or badges, access codes or devices, credit cards, electronically stored documents or files, physical files, computer hardware, and any other company property in Employee’s possession. Employee further acknowledges that this Agreement shall not become effective until all Company Group property has been returned to the Company.

5.Cooperation. From and after the Date of Termination, Employee shall cooperate with the Company Group and their respective directors, officers, attorneys, and experts in connection with the

[Employee Name]	1	Severance Agreement

conduct of any action, proceeding, investigation, or litigation involving the Company Group, including any such action, proceeding, investigation, or litigation in which Employee is called to testify.

6.General Waiver and Release. In consideration of the payments and benefits provided to Employee under the Plan and this Agreement, Employee and Employee’s heirs, executors, administrators, agents, successors, and assigns (the “Releasors”) hereby irrevocably and unconditionally discharge the Company Group, and all of its past, present, and future officers, directors, principals, agents, servants, representatives, employees, and attorneys (the “Releasees”), from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), whether known or unknown, which Employee may now have, or in the past may have had, against any of the Releasees on account of any act, event, neglect, or omission that existed or arose on or prior to the date of this Agreement. This release includes, but is not limited to, any Claims under federal, state, and local laws that prohibit discrimination (including without limitation, claims of discrimination based on race, religion, national origin, sex, disability or handicap, and sexual orientation), any statutory claims with respect to breach of contract (express or implied), including, but not limited to, claims arising under any alleged employment agreement, wrongful termination, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, payment of wages, vacation pay, any debts, costs and expenses, attorneys’ fees, and other damages. Additionally, this release includes, but is not limited to, claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, and any other federal, state, or local law, statute, regulation, or ordinance applicable to the employment or termination of employment with the Company or any of its Affiliates. By entering into this Agreement, Employee acknowledges that [he/she] has been advised and understands that, except as is expressly provided herein, Employee is knowingly and voluntarily relinquishing any and all rights to recover damages from the Releasees, or any of them, in Employee’s own lawsuit or any lawsuit instituted by another person, entity, or agency.

This Agreement shall not be construed to prevent Employee from filing a charge with or participating in any investigation or proceeding before any municipal, state, or federal administrative agency regarding the employment relationship; provided, however, that this Agreement does and shall operate to prohibit Employee from receiving or sharing in any relief, remedy, judgment, or award resulting from such investigation or proceeding that relates to or arises out of any allegation, action, or matter occurring before the date of this Agreement. The only amount to which Employee shall be entitled is the consideration paid to Employee pursuant to the Plan and this Agreement.

Notwithstanding the foregoing, this release does not modify or affect any vested rights that Employee may have under the Springleaf Financial Services Retirement Plan, the Springleaf Financial Services 401(k) Plan, or the Springleaf Holdings, Inc. 2013 Omnibus Incentive Plan, including the vesting provisions related to termination set forth therein.

7.Confidentiality and Non-Solicitation Agreement. Employee acknowledges and confirms that Employee shall remain subject to [his/her] Confidentiality and Non-Solicitation Agreement, dated [DATE], and the terms and conditions of the Confidentiality and Non-Solicitation Agreement shall remain in full force and effect.

[Employee Name]	2	Severance Agreement

8.Non-Competition and Intellectual Property.

(a)	Non-Competition.

(i)
Employee shall not, directly or indirectly, during the twelve (12) month period following the Date of Termination (the “Non-Compete Period”), provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with the Company Group in the business of direct consumer non-real estate finance and credit insurance anywhere in the United States.

(ii)
Notwithstanding the foregoing, the following shall not be deemed a violation of this subparagraph (a): the “beneficial ownership” by Employee, either individually or as a member of a “group” (as such terms are used in Rule 13d of the general rules and regulations under the Securities Exchange Act of 1934) of stock, but not more than five percent (5%) of the voting stock, of any public company.

(b)	Intellectual Property.

(i)
Employee agrees that all “Company Materials” (as defined below) shall be deemed “work made for hire” by the Company as the “author” and owner to the extent permitted by United States copyright law. To the extent (if any) that some or all of the Company Materials do not constitute “work made for hire,” Employee hereby irrevocably assigns to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all right, title and interest in and to such Company Materials (including without limitation any and all copyright rights, patent rights and trademark rights and goodwill associated therewith). Employee also hereby irrevocably grants to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, a royalty-free, world-wide, perpetual, nonexclusive license to use any “Prior Materials” (as defined below) in connection with use by the Company of any Company Materials incorporating such Prior Materials.

(ii)
The provisions of this subparagraph (b) will apply to all Company Materials which are or have been conceived or developed by Employee, solely or jointly, whether or not further development or reduction to practice may take place after the Termination Date. “Materials” means all articles, reports, documents, memoranda, notes, other works of authorship, data, databases, discoveries, designs, developments, ideas, creative works, improvements, inventions, know-how, processes, computer programs, software, source code, techniques and useful ideas of any description whatsoever (or portions thereof).

(iii)
“Company Materials” means all Materials that Employee makes or conceives, or has made or conceived, solely or jointly, during the period of Employee’s employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (x) are related to the current or anticipated business or activities of the Company Group; (y) fall within Employee’s responsibilities while retained by or employed with the

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Company Group; or (z) are otherwise developed by Employee through the use of the Company Group’s confidential information, equipment, software, or other facilities or resources at time during which Employee has been a consultant, or employee (temporary or otherwise) of the Company. “Prior Materials” means any Materials in which Employee has any ownership or license (with the right to grant sublicenses) rights or interest that came into existence prior to [his/her] retention by or employment with the Company that Employee incorporates during the period of such employment or retention in any manner into any Company Materials.

(iv)
Employee further agrees that Employee will execute and deliver to the Company any and all further documents or instruments and do any and all further acts which the Company reasonably requests in order to perfect, confirm, defend, police and enforce the Company Group’s intellectual property rights, and hereby grants to the officers of the Company an irrevocable power of attorney, coupled with interest, to such end.

(c)
Enforcement. If Employee commits a breach of, or is about to commit a breach of, any of the provisions in this paragraph 8, the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company Group and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity (including, without limitation, as provided under subparagraph (e) below) and shall be entitled to such damages as it can show it has sustained by reason of such breach. Employee agrees to reimburse the Company for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce the provisions in this paragraph 8 if Company prevails on any material issue involved in such action.

(d)
Acknowledgment. The Company and Employee acknowledge that (i) the type and periods of restrictions imposed by subparagraph (a) above are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company Group and its legitimate business interests and the goodwill associated with its business; (ii) the time, scope, geographic area and other provisions of subparagraph (a) above have been specifically negotiated by sophisticated commercial parties, represented by legal counsel; and (iii) because of the nature of the business engaged in by the Company Group, Employee acknowledges and agrees that the geographic limitation is reasonable. If any provision of subparagraph (a) above is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time and/or over the maximum geographic areas for which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the

[Employee Name]	4	Severance Agreement

particular jurisdiction in or for which such adjudication is made. Each of the covenants in this Agreement are distinct and severable.

(e)
Extension of Time. If Employee breaches any of the covenants in subparagraph (a) above, the Non-Compete Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Non-Compete Period shall continue upon the effective date of any such settlement judicial or other resolution. The Company shall not be obligated to pay Employee any remaining Severance Benefits during any period of time in which the Non-Compete Period is tolled due to Employee’s breach.

9.Medicare. Employee affirms, covenants, and warrants that [he/she] is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Severance Benefit is payable, is not entitled to, is not eligible for, and has not applied for our sought Social Security Disability or Medicare benefits. Employee agrees and affirms that, to the best of [his/her] knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

10.Revocation Period. Employee acknowledges and confirms that prior to executing this Agreement, Employee (i) was advised by the Company to consult with an attorney concerning the terms of this Agreement and to have an attorney explain such terms; (ii) was given a period of at least [21/45] days within which to consider this Agreement, (iii) is providing the release set forth in paragraph 6 of this Agreement only in exchange for consideration in addition to anything of value to which Employee is already entitled; and (iv) knowingly and voluntarily accepts the terms of this Agreement. For a period of seven (7) days following the date this Agreement is executed by Employee, Employee may revoke the Agreement by sending written notice to [Name] at Springleaf Finance, Attn: Payroll, 601 N.W. 2nd Street, Evansville IN 47708 no later than 5:00 pm on [DATE] (the “Revocation Period”). This Agreement shall not become effective or enforceable until the day after the Revocation Period has expired. No revocation by Employee shall be effective unless it is in writing and signed by Employee and received by the Company prior to the expiration of the Revocation Period.

Employee acknowledges that the Company has not threatened to withdraw or alter the benefits due under this Agreement prior to the expiration of the [21/45]-day period; nor has the Company provided different terms because Employee decided to sign the release prior to the expiration of the [21/45]-day consideration period. If this Agreement is revoked and Employee has received any payments or other benefits, Employee will return all payments and benefits so received. Employee also agrees that changes, whether material or immaterial, do not restart the running of the above deadline for responding.

[Employee Name]	5	Severance Agreement

11.No Action Commenced. Subject to the conditions of paragraph 6 above, Employee represents and warrants that [he/she] will not (and has not) institute, assist, or otherwise participate in any action or proceeding against any of the Releasees in any court, or before any administrative agency.

12.Confidentiality and Non-Disparagement. Subject to required public disclosure of this Agreement pursuant to applicable securities law, Employee agrees to keep confidential and not to disclose the facts or terms of this Agreement to anyone other than [his/her] attorney, financial advisor, or spouse (each of whom shall agree to honor the same confidentiality obligation as Employee hereunder), and otherwise as required by law. Employee further agrees that [he/she] shall not, directly or indirectly, now or at any time in the future, whether in writing, orally, or electronically make (i) any derogatory comment concerning the Releasees, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company Group.

13.Cessation of Severance Benefits. If the Administrator determines that Employee fails to comply with, or is in violation of, the Plan; this Agreement; the Confidentiality and Non-Solicitation Agreement; or any other agreement between Employee and the Company Group or to which Employee is a party, in addition to any other legal or equitable remedies that the Company Group may have under applicable law, Employee shall forfeit all remaining unpaid Severance Benefits and any and all obligations of the Company under the Plan and this Agreement shall immediately cease.

14.No Further Employment with Company Group. Employee agrees that [he/she] shall not apply for employment or be eligible for employment by the Company Group.

15.No Admissions. The parties agree and acknowledge that the considerations exchanged herein do not constitute and shall not be construed as constituting an admission of any sort by either party and shall not be used as evidence of liability or wrongdoing on the part of any party to this Agreement.

16.Severability. The provisions of this Agreement will be deemed severable, and if any part of this Agreement shall be judged invalid, such judgment shall not affect other parts thereof.

17.Complete Agreement. This Agreement, the Plan and the Confidentiality and Non-Solicitation Agreement are intended to be the entire agreement of the parties respecting the matters within its scope. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. This Agreement may not be amended or modified except by a writing signed by the parties to this Agreement.

18.Arbitration. Except as provided in Section 8 of the Plan, Employee acknowledges and agrees that any disputes, controversy, claim, interpretation, or enforcement relating to the Plan or this Agreement or any breach of the terms and conditions of the Plan or this Agreement will be resolved through mediation and arbitration in accordance with the terms of the Springleaf Finance Employee

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Dispute Resolution Program in effect at the time of the dispute, subject to the terms and restrictions of the Program.

19.Governing Law; Venue. This Agreement shall be subject to the laws of the state of Indiana. Subject to the terms of Section 18 above, any and all Proceedings under this Agreement shall be maintained in either the courts of the state of Indiana or the federal District Courts sitting in Evansville, Indiana (collectively, the “Chosen Courts”) and the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceedings and any such Proceedings shall only be brought in the Chosen Courts.

20.Counterparts. This Agreement may be executed in counterpart or duplicate originals, each having the same force and effect as an original.

21.Headings. The paragraph headings throughout this Agreement are for convenience and reference only and the words therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned parties, intending to be legally bound, have caused this Agreement to be executed as a sealed instrument and delivered as of this _____ day of __________________, 20___.
SPRINGLEAF HOLDINGS, INC.
By:    ________________________
Name:
Title:

[EMPLOYER NAME]
By:    ________________________
Name:
Title:

EMPLOYEE
______________________________
Name: [NAME]

[Employee Name]	7	Severance Agreement